U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 7, 2010

DYNAMIC RESPONSE GROUP, INC

(Exact name of registrant as specified in charter)

Florida	000-28201	52-2369185
(State or jurisdiction of	(Commission File Number	(I.R.S. Employer)
Incorporation or organization)	Identification No.)

4770 Biscayne Boulevard, Suite 780, Miami, FL		33179
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 305-576-6889

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Following the unsuccessful efforts of Dynamic Response Group, Inc., (the “Company”) to restructure outstanding debt and to otherwise satisfy creditor obligations that would enable the Company to continue operations, the Company’s Board of Directors determined it was in the best interests of the Company’s stockholders, creditors and other interested parties to cease operations and to provide for an orderly liquidation of its assets by entering into an irrevocable Assignment for the Benefit of Creditors (the “Assignment”). The Assignment is a common law business liquidation mechanism under Florida law that is an alternative to a formal bankruptcy proceeding.

On January 11, 2010, the Company entered into the Assignment which was filed on January 13, 2010 with the Clerk of the Circuit Court in Dade County, Florida, pursuant to Chapter 727 of the Florida Statutes, on behalf of the Company. At the time of filing, the Company’s liabilities exceeded its assets and its current cash flow was insufficient to meet the obligations of the Company and its subsidiaries.

Phil Von Kahle of Michael Moecker & Associates, Inc., with his address at 6861 SW 196th Avenue, Suite 203, Ft. Lauderdale, Florida 33332 (“Assignee”) has been designated Assignee and will serve in a fiduciary capacity in connection with the Assignment effective immediately.

Under the terms of the Assignment, the Company transferred to the Assignee, in trust for the benefit of each of the Company’s creditors, all property, including but not limited to the Company’s assets, accounts receivable, lists of creditors, books and records, etc. The Assignee has the full power and authority to dispose of Company property, sue for and recover in his own name everything belonging to the Company, compromise and settle all claims, disputes and litigations of, and review and transfers of the Company’s property. The Assignee shall pay and discharge in full, to the extent that funds are available after payment of administrative expenses, costs, and disbursements, all of the debts and liabilities now due from the Company, including interest on such debts and liabilities. If funds of the Company are not sufficient to pay the Company’s debts and liabilities in full, the Assignee shall pay the Company’s debts and liabilities, on a pro rata basis and in proportion to their priority as set forth in Section 727.114, Florida Statutes. Given the amount of the Company’s liabilities, the Company does not anticipate any distributions for its stockholders from its remaining assets.

All disclosures regarding the Assignment set forth in this Current Report on Form 8-K are qualified by and subject to the terms and conditions set forth in the Assignment attached as an exhibit to this Current Report.

Item 2.06	Material Impairments.

The information set forth under Item 1.03 of this Current Report on Form 8-K regarding the Assignment is incorporated by reference in response to this Item 2.06. As a result of the Assignment, the Company has concluded that a material impairment charge may be required for all of the Company’s assets. The Company is unable to determine the amount of the impairment charge at this time.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2010, Reno R. Rolle, resigned as director of the Company.

In connection with the Assignment described in Item 1.03 above, all of the employees of the Company were terminated including the Company’s sole officer, Melissa K. Rice. Upon execution of the Assignment on January 11, 2010, Ms. Rice tendered her resignation as officer and director of the Company, effective January 12, 2010.

Item 7.01	Regulation FD Disclosure.

On January 15, 2010, the Company issued a press release, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Assignment for the Benefit of Creditors dated January 11, 2010.
99.1	Resignation of Reno R. Rolle as director dated January 7, 2010.
99.2	Resignation of Melissa K. Rice as officer and director dated January 12, 2010.
99.3	Press Release dated January 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC RESPONSE GROUP, INC.

Date: January 15, 2010	/s/ Melissa K. Rice
Melissa K. Rice
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Assignment for the Benefit of Creditors dated January 11, 2010.
99.1	Resignation of Reno R. Rolle as director dated January 7, 2010.
99.2	Resignation of Melissa K. Rice as officer and director dated January 12, 2010.
99.3	Press Release dated January 15, 2010.

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